Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
        The following description of the capital stock of Mission Produce, Inc. (the “Company,” “we,” “us,” and “our”) is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the Securities and Exchange Commission (“SEC”).
Our authorized capital stock consists of:
•1,000,000,000 shares of common stock, par value $0.001 per share; and
•100,000,000 shares of preferred stock, par value $0.001 par value.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share of common stock. Holders of shares of common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Economic Rights

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Any dividend or distributions paid or payable to the holders of shares of common stock shall be paid pro rata, on an equal priority, pari passu basis.

Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our shareholders shall be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock

Anti-takeover Provisions

Classified Board of Directors and Removal of Directors

Our certificate of incorporation provides that our board of directors be comprised of three classes of directors, with each class serving three-year staggered terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our board.

Our certificate of incorporation and our bylaws provide that a director may be removed only for cause. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Shareholder Action; Special Meeting of Shareholders

Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of our shareholders can only be called by our board of directors.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority shareholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law ( “DGCL”). Subject to exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested shareholder” for three years following the date that the person became an interested shareholder, unless the interested shareholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested shareholder” and the sale of more than 10% of our assets. In general, an “interested shareholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Registration Rights

In connection with our initial public offering (the “IPO”) in October 2020, we entered into an amended and restated stockholders’ agreement (the “Stockholders’ Agreement”) with the holders of our common stock prior to the IPO (the “Pre-IPO Shares”) granting such parties specified rights to require us to register all or a portion of their Pre-IPO Shares under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Stockholders’ Agreement, the holders of at least a majority of Pre-IPO Shares can request in writing that we register the offer and sale of all or a portion of their Pre-IPO Shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million.

In addition, if we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of Pre-IPO Shares will be entitled to certain “piggyback” registration rights allowing the holders to include their Pre-IPO Shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these Pre-IPO Shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their Pre-IPO Shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of Pre-IPO Shares such holders may include.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders owed to us or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated

certificate of incorporation or our bylaws (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine.

Our amended and restated certificate of incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust, LLC. The address of the transfer agent and registrar is 59 Maiden Lane, Plaza Level, New York NY 10038.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AVO.”